RIDER A

Mr. Glatt is associated with Apollo Management, L.P., (Management), and its affiliated investment managers, including Apollo Management VI, L.P., Apollo Management VII, L.P., Apollo SVF Management, L.P. and Apollo Value Management, L.P., collectively, the (Apollo Managers).  The Apollo Managers variously serve as the managers or directors of the general partners of  AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P. and Green Bird, L.P., together, the (Apollo Funds), which are the record holders of an aggregate of 34,759,665 shares of Class A common stock and 931,368 shares of Class A common stock issuable upon the exercise of warrants of Charter Communications, Inc., the (Issuer).  This report does not include any securities of the Issuer that are owned of record or may be deemed beneficially owned by any of the Apollo Funds, the Apollo Managers or any of their affiliated investment managers or investment advisors, and Mr. Glatt disclaims beneficial ownership of all such securities.  This report shall not be deemed an admission that Mr. Glatt is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.